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                         THE GENERAL CHEMICAL GROUP INC.

                       [__________] SHARES OF COMMON STOCK
               OFFERED PURSUANT TO SUBSCRIPTION RIGHTS DISTRIBUTED
                       BY THE GENERAL CHEMICAL GROUP INC.
                               TO ITS SHAREHOLDERS

Dear Shareholder:

      This letter is being distributed to you in connection with the offering by The General Chemical Group Inc. ("GCG") of [__________] newly-issued shares of its common stock (the "Common Stock"), for a subscription price of $[____] per share (the "Subscription Price"), pursuant to subscription rights (the "Rights") distributed by GCG to the holders of record of its Common Stock (each, a "Holder") as of the close of business on [__________], 2001 (the "Record Date"). The Rights are described in the Prospectus, dated [___], 2001, that accompanies this letter and are evidenced by the enclosed subscription warrant, which is registered on the books of GCG in your name.

      Each Holder is receiving [____] Rights for each share of Common Stock it held of record as of the Record Date, and is permitted to purchase one (1) share of Common Stock for each whole Right it receives. GCG is not granting fractional Rights; if a fractional Right would have been calculated for a record holder as a result of the ratio described above, the number of Rights granted to such holder has been rounded up to the nearest whole Right.

      Enclosed are copies of the following documents:

      1.    The Prospectus for the offering;

      2.    Your Subscription Warrant;

      3. A leaflet entitled "Instructions on How to Use the Subscription Warrant You've Received from The General Chemical Group Inc. (including Guidelines For Certification of Taxpayer Identification Number on Substitute Form W-9)";

      4.    A Notice of Guaranteed Delivery for Subscription Warrants form; and

      5.    A Substitute Form W-9.

      To exercise your Rights, a properly completed and executed Subscription Warrant (unless the notice of guaranteed delivery procedures are complied with) and payment in full for all Rights being exercised must be delivered to Mellon Investor Services LLC (an affiliate of Mellon Bank, N.A.) as indicated in the Prospectus prior to the Expiration Date (as defined below).

      You may obtain additional copies of the enclosed materials from Mellon Investor Services LLC (an affiliate of Mellon Bank, N.A.), 44 Wall Street, 7th Floor, New York, NY 10005. You may call Mellon Investor Services LLC toll free at 1 (888) 232-7873.

      Please act promptly. Your Rights will expire on [__________], 2001, at 5:00 P.M., New York City time, unless extended by GCG (the "Expiration Date").

                                          Very truly yours,

                                          THE GENERAL CHEMICAL GROUP INC.